Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements File Nos. 333-279708 and 333-202316 on Form S-8, File No. 333-282560 on Form S-3 and File No. 333-264111 on Form S-4 of Civista Bancshares, Inc. of our report dated March 10, 2025 with respect to the consolidated financial statements, and the effectiveness of Civista Bancshares, Inc. internal control over financial reporting, including in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

March 10, 2025